55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports Third Quarter Results

New York, NY, October 24, 2024 – S&P Global (NYSE: SPGI) today reported third quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported third quarter 2024 revenue of $3.575 billion, an increase of 16% compared to the third quarter of 2023. Third quarter GAAP net income increased 31% to $971 million and GAAP diluted earnings per share increased 33% to $3.11 as higher net income was driven primarily by strong growth in Ratings and Indices. Adjusted net income for the third quarter increased 18% to $1.210 billion and adjusted diluted earnings per share increased 21% to $3.89.
As previously announced, Eric Aboaf has been appointed EVP and Chief Financial Officer, effective February 2025. The Company also announced the members of its new Executive Leadership Team, which will be effective November 1, 2024. For details on these appointments, please see press releases dated October 15 and October 17, 2024.
The previously announced divestiture of Fincentric closed on August 15, 2024. The Company is announcing today the planned divestiture of PrimeOne, which is expected to close in the coming weeks. The financial impact of these transactions is fully contemplated in the Company's updated guidance, issued today.

•Quarterly revenue achieved a new record of $3.575 billion, increasing 16% year over year.

•GAAP operating margin increased 530 basis points and adjusted operating margin increased 180 basis points, driving 33% growth in GAAP EPS and 21% growth in adjusted EPS, respectively, year over year.

•The Company expects to execute additional accelerated share repurchases (ASR) totaling $1.3 billion in the coming weeks.

•The Company is raising full-year 2024 guidance. Guidance now calls for revenue growth of 11.5% - 12.5%, GAAP diluted EPS in the range of $11.95 - $12.15, and adjusted diluted EPS in the range of $15.10 - $15.30.

"S&P Global delivered exceptional financial results in the third quarter.

The Company continues to serve its customers with world-class benchmarks, data and insights, and workflow tools, while we invest in innovation that will generate growth and create long-term value for our shareholders.

The Company is as strong as it has ever been. I am excited to see such a talented team of executives preparing to lead this incredible Company into the future, with the experience, track record, and passion to deliver strong results for years to come."
Douglas Peterson
President and CEO

Third Quarter 2024 Revenue

Third quarter revenue increased 16% year over year, led by Ratings (+36% y/y) and Indices (+18% y/y). Revenue from subscription products increased 8%.

(1) Total revenue includes the impact of inter-segment eliminations of $46M and $47M in 3Q '23 and 3Q '24, respectively.

Third Quarter 2024 Operating Profit, Expense, and Operating Margin

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s third quarter reported operating profit margin increased by 530 basis points to 40.1%, and adjusted operating profit margin increased 180 basis points to 48.8%, primarily due to growth in our Ratings and Indices divisions.

Third Quarter 2024 Diluted Earnings Per Share

	3Q '24	3Q '23	y/y change
GAAP Diluted EPS	$3.11	$2.33	33%
Adjusted Diluted EPS	$3.89	$3.21	21%

Third quarter GAAP diluted earnings per share increased 33% to $3.11 primarily due to a 31% increase in net income, and a 2% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 21% to $3.89 due to an 18% increase in adjusted net income and a 2% decrease in diluted shares outstanding. Currency negatively impacted adjusted diluted EPS by $0.02. The largest non-core adjustments to earnings in the third quarter of 2024 were for deal-related amortization and merger-related costs.

Full-Year 2024 Outlook

	GAAP	Adjusted
Revenue growth	11.5% - 12.5%	11.5% - 12.5%
Corporate unallocated expense	$250 - $260 million	$175 - $185 million
Deal-related amortization	$1.125 - $1.135 billion	$1.125 - $1.135 billion
Operating profit margin expansion	600 - 650 bps	200 - 250 bps
Interest expense, net	$300 - $310 million	$325 - $335 million
Tax rate	21.0% - 21.5%	21.5% - 22.0%
Diluted EPS	$11.95 - $12.15	$15.10 - $15.30
Capital expenditures	$160 - $170 million	$160 - $170 million

In addition to the above, the Company expects 2024 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, of ~$4.7 billion, compared to prior expectation of ~$4.4 billion, as a result of higher net income expectations. The Company expects adjusted free cash flow, excluding certain items, of ~$5.2 billion, compared to prior guidance of ~$4.7 billion, also as a result of higher expected net income.

The Company's updated guidance for revenue growth is 250 to 350 bps higher than the previous guidance range, given the strong performance in the third quarter and an improved outlook for the fourth quarter. Corporate unallocated expense is expected to be approximately $25 million higher on a GAAP basis and $10 million higher on an adjusted basis, compared to prior guidance, due primarily to increased incentive compensation. The Company is raising GAAP operating margin expansion guidance from prior guidance in the range of 500 to 550 bps, while adjusted operating margin is expected to expand 200 - 250 bps compared to prior guidance of approximately 125 - 175 bps, both as a result of higher expected revenue growth. GAAP and adjusted interest expense, net are each expected to be approximately $15 million lower than prior guidance. As a result of the higher expected revenue and operating margin, GAAP diluted EPS is expected to be approximately $0.75 to $0.80 higher than previous guidance range, and adjusted diluted EPS is expected to be $0.70 to $0.75 higher than previous guidance range. The Company now expects $160 - $170 million GAAP and adjusted capital expenditures compared to prior guidance of approximately $180 - $190 million. GAAP tax rate is now expected in the range of 21.0% - 21.5% and non-GAAP tax rate is now expected in the range of 21.5% - 22.0%, both 50 bps points lower on the high end versus previous guidance ranges based on year-to-date results. GAAP and adjusted deal-related amortization are also unchanged from prior guidance.

GAAP and non-GAAP adjusted guidance include the impact of the Visible Alpha acquisition in the second quarter, the divestiture of Fincentric in the third quarter, and the expected divestiture of PrimeOne in the coming weeks. Non-GAAP adjusted guidance excludes merger-related costs and amortization of intangibles related to acquisitions.

Capital Return: For the full year 2024, the Company expects to return approximately 85% of adjusted free cash flow to shareholders through dividends and share repurchases. The Board of Directors has authorized a quarterly cash dividend of $0.91. The Company expects to execute additional accelerated share repurchases (ASR) totaling $1.3 billion in the coming weeks.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2024 earnings results on a conference call scheduled for today, October 24, at 8:30 a.m. EDT. Additional information presented on the conference call, as well as the Company’s Supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings.

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 24, 2024. U.S. participants may call (866) 405-7296; international participants may call +1 (203) 369-0607 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; and cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, free cash flow, and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;
▪the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
▪our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation of the Company’s customers, suppliers or competitors;
▪the introduction of competing products or technologies by other companies;
▪our ability to develop new products or technologies, to integrate our products with new technologies (e.g., artificial intelligence), or to compete with new products or technologies offered by new or existing competitors;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the impact of customer cost-cutting pressures;
▪a decline in the demand for our products and services by our customers and other market participants;
▪the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
▪the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
▪the level of merger and acquisition activity in the United States and abroad;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Global Head of Communications
Tel: +1 (410) 382-3316
christina.twomey@spglobal.com

Josh Goldstein
Director, Communications
Tel: +1 (202) 383-2041
josh.goldstein@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2024 and 2023
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2024	2023	% Change	2024	2023	% Change

Revenue	$3,575	$3,084	16%	$10,616	$9,345	14%
Expenses	2,173	2,018	8%	6,397	6,179	4%
(Gain) loss on dispositions, net	(21)	—	N/M	(21)	69	N/M
Equity in income on unconsolidated subsidiaries	(11)	(8)	47%	(31)	(33)	(7)%
Operating profit	1,434	1,074	33%	4,271	3,130	36%
Other loss (income), net	2	(5)	N/M	(10)	(5)	N/M
Interest expense, net	72	84	(14)%	227	258	(12)%
Income before taxes on income	1,360	995	37%	4,054	2,877	41%
Provision for taxes on income	313	181	73%	854	628	36%
Net income	1,047	814	29%	3,200	2,249	42%
Less: net income attributable to noncontrolling interests	(76)	(72)	(6)%	(228)	(202)	(13)%
Net income attributable to S&P Global Inc.	$971	$742	31%	$2,972	$2,047	45%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.12	$2.34	33%	$9.51	$6.41	48%
Diluted	$3.11	$2.33	33%	$9.50	$6.40	48%

Weighted-average number of common shares outstanding:
Basic	311.2	317.5		312.6	319.4
Diluted	311.5	318.0		312.9	319.9

Actual shares outstanding at period end				310.3	316.8

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
September 30, 2024 and December 31, 2023
(dollars in millions)

(unaudited)	September 30,	December 31,
	2024	2023

Assets:
Cash, cash equivalents, and restricted cash	$1,697	$1,291
Other current assets	3,467	3,852
Assets of a business held for sale [1]	38	—
Total current assets	5,202	5,143
Property and equipment, net	252	258
Right of use assets	390	379
Goodwill and other intangible assets, net	51,839	52,248
Equity investments in unconsolidated subsidiaries	1,800	1,787
Other non-current assets	885	774
Total assets	$60,368	$60,589

Liabilities and Equity:
Short-term debt	$4	$47
Unearned revenue	3,288	3,461
Other current liabilities	2,206	2,617
Liabilities of a business held for sale [1]	7	—
Long-term debt	11,398	11,412
Lease liabilities — non-current	527	541
Deferred tax liability — non-current	3,415	3,690
Pension, other postretirement benefits and other non-current liabilities	1,132	721
Total liabilities	21,977	22,489
Redeemable noncontrolling interests	4,305	3,800
Total equity	34,086	34,300
Total liabilities and equity	$60,368	$60,589

1 Includes the PrimeOne business at Market Intelligence as of September 30, 2024.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2024 and 2023
(dollars in millions)

(unaudited)	2024	2023

Operating Activities:
Net income	$3,200	$2,249
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	70	71
Amortization of intangibles	803	782
Deferred income taxes	(271)	(430)
Stock-based compensation	177	143
(Gain) loss on dispositions, net	(21)	69
Other	21	170
Net changes in other operating assets and liabilities	(30)	(678)
Cash provided by operating activities	3,949	2,376

Investing Activities:
Capital expenditures	(91)	(95)
Acquisitions, net of cash acquired	(264)	(293)
Proceeds from dispositions, net	94	1,004
Changes in short-term investments	(1)	(9)
Cash (used for) provided by investing activities	(262)	607

Financing Activities:
Payments on short-term debt, net	—	(188)
Proceeds from issuance of senior notes, net	—	744
Payments on senior notes	(47)	—
Dividends paid to shareholders	(854)	(864)
Distributions to noncontrolling interest holders, net	(213)	(211)
Repurchase of treasury shares	(2,001)	(2,001)
Contingent consideration payments, employee withholding tax on share-based payments and other	(165)	(82)
Cash used for financing activities	(3,280)	(2,602)
Effect of exchange rate changes on cash	(1)	(22)
Net change in cash, cash equivalents, and restricted cash	406	359
Cash, cash equivalents, and restricted cash at beginning of period	1,291	1,287
Cash, cash equivalents, and restricted cash at end of period	$1,697	$1,646

Exhibit 4

S&P Global
Operating Results by Segment
Three and nine months ended September 30, 2024 and 2023
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$1,162	$1,099	6%	$3,459	$3,249	6%
Ratings	1,110	819	36%	3,307	2,494	33%
Commodity Insights	522	479	9%	1,597	1,450	10%
Mobility	412	379	9%	1,198	1,107	8%
Indices	416	354	18%	1,193	1,042	14%
Engineering Solutions	—	—	N/M	—	133	N/M
Intersegment Elimination	(47)	(46)	(2)%	(138)	(130)	(7)%
Total revenue	$3,575	$3,084	16%	$10,616	$9,345	14%

	Expenses			Expenses
	2024	2023	% Change	2024	2023	% Change

Market Intelligence (a)	$932	$904	3%	$2,810	$2,650	6%
Ratings (b)	434	360	21%	1,227	1,072	15%
Commodity Insights (c)	311	295	6%	954	923	3%
Mobility (d)	315	299	5%	951	894	6%
Indices (e)	134	119	13%	377	343	10%
Engineering Solutions (f)	—	—	N/M	—	114	N/M
Corporate Unallocated expense (g)	73	87	(16)%	195	382	(49)%
Equity in Income on Unconsolidated Subsidiaries (h)	(11)	(8)	(47)%	(31)	(33)	7%
Intersegment Elimination	(47)	(46)	(2)%	(138)	(130)	(7)%
Total expenses	$2,141	$2,010	7%	$6,345	$6,215	2%

	Operating Profit			Operating Profit

	2024	2023	% Change	2024	2023	% Change
Market Intelligence (a)	$230	$195	18%	$649	$599	8%
Ratings (b)	676	459	47%	2,080	1,422	46%
Commodity Insights (c)	211	184	14%	643	527	22%
Mobility (d)	97	80	20%	247	213	16%
Indices (e)	282	235	20%	816	699	17%
Engineering Solutions (f)	—	—	N/M	—	19	N/M
Total reportable segments	1,496	1,153	30%	4,435	3,479	28%
Corporate Unallocated expense (g)	(73)	(87)	16%	(195)	(382)	49%
Equity in Income on Unconsolidated Subsidiaries (h)	11	8	47%	31	33	(7)%
Total operating profit	$1,434	$1,074	33%	$4,271	$3,130	36%

N/M - Represents a change equal to or in excess of 100% or not meaningful

Exhibit 4

(a)    The three and nine months ended September 30, 2024 include a gain on disposition of $21 million and IHS Markit merger costs of $10 million and $30 million, respectively. The nine months ended September 30, 2024 include employee severance charges of $35 million and a net acquisition-related benefit of $8 million. The three and nine months ended September 30, 2023 include employee severance charges of $19 million and $41 million, respectively, IHS Markit merger costs of $11 million and $36 million, respectively, and an asset write-off of $1 million. The nine months ended September 30, 2023 include a gain on disposition of $46 million and an asset impairment of $5 million. Additionally, amortization of intangibles from acquisitions of $151 million and $140 million is included for the three months ended September 30, 2024 and 2023, respectively, and $439 million and $421 million for the nine months ended September 30, 2024 and 2023, respectively.
(b)    The three and nine months ended September 30, 2024 include a statutorily required bonus accrual adjustment of $6 million. The nine months ended September 30, 2024 include legal costs of $20 million and employee severance charges of $2 million. The three and nine months ended September 30, 2023 include employee severance charges of $2 million and $8 million, respectively. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three months ended September 30, 2024 and 2023, and $11 million and $6 million for the nine months ended September 30, 2024 and 2023, respectively.
(c)    The three and nine months ended September 30, 2024 include employee severance charges of $4 million and IHS Markit merger costs of $2 million and $12 million, respectively. The nine months ended September 30, 2024 include an asset write-off of $1 million and disposition-related costs of $1 million. The three and nine months ended September 30, 2023 include IHS Markit merger costs of $8 million and $28 million, respectively, and employee severance charges of $7 million and $23 million, respectively. Additionally, amortization of intangibles from acquisitions of $32 million and $33 million is included for the three months ended September 30, 2024 and 2023, respectively, and $97 million and $99 million for the nine months ended September 30, 2024 and 2023, respectively.
(d)    The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million and $2 million, respectively. The nine months ended September 30, 2024 include employee severance charges of $7 million and acquisition-related costs of $1 million. The three and nine months ended September 30, 2023 include employee severance charges of $3 million and $6 million, respectively, IHS Markit merger costs of $1 million and $2 million, respectively, and acquisition-related costs of $1 million and $2 million, respectively. Additionally, amortization of intangibles from acquisitions of $76 million is included for the three months ended September 30, 2024 and 2023, and $227 million and $226 million for the nine months ended September 30, 2024 and 2023, respectively.
(e)    The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million and $4 million, respectively. The nine months ended September 30, 2024 include a loss on disposition of $1 million and employee severance charges of $1 million. The three and nine months ended September 30, 2023 include employee severance charges of $1 million and $4 million, respectively, and IHS Markit merger costs of $1 million and $3 million, respectively. The nine months ended September 30, 2023 include a gain on disposition of $4 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for the three months ended September 30, 2024 and 2023, and $27 million for the nine months ended September 30, 2024 and 2023.
(f)    As of May 2, 2023, we completed the sale of Engineering Solutions and the results are included through that date. Amortization of intangibles from acquisitions of $1 million is included for the nine months ended September 30, 2023.
(g)    The three and nine months ended September 30, 2024 include IHS Markit merger costs of $16 million and $54 million, respectively, acquisition-related costs of $2 million and $10 million, respectively, and an asset write-off $1 million. The nine months ended September 30, 2024 includes disposition-related costs of $3 million, employee severance charges of $2 million, a gain on disposition of $2 million and recovery of lease-related costs of $1 million. The three and nine months ended September 30, 2023 include IHS Markit merger costs of $37 million and $104 million, respectively, employee severance charges of $6 million and $20 million, respectively, disposition-related costs of $3 million and $19 million, respectively, and acquisition-related costs of $1 million and $3 million, respectively. The nine months ended September 30, 2023 include a loss on disposition of $120 million and lease impairments of $15 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2024 and $2 million for the nine months ended September 30, 2024 and 2023.
(h)    Amortization of intangibles from acquisitions of $14 million is included for the three months ended September 30, 2024 and 2023, and $42 million for the nine months ended September 30, 2024 and 2023.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and nine months ended September 30, 2024 and 2023
(dollars in millions, except per share amounts)
Adjusted Expenses

(unaudited)		Three Months			Nine Months
		2024	2023	% Change	2024	2023	% Change

Market Intelligence	Expenses	$932	$904	3%	$2,810	$2,650	6%
	Non-GAAP adjustments (a)	10	(31)		(37)	(37)
	Deal-related amortization	(151)	(140)		(439)	(421)
	Adjusted expenses	$791	$733	8%	$2,334	$2,191	6%

Ratings	Expenses	$434	$360	21%	1,227	$1,072	15%
	Non-GAAP adjustments (b)	(6)	(3)		(28)	(8)
	Deal-related amortization	(2)	(2)		(11)	(6)
	Adjusted expenses	$426	$355	20%	$1,188	$1,059	12%

Commodity Insights	Expenses	$311	$295	6%	954	$923	3%
	Non-GAAP adjustments (c)	(7)	(15)		(18)	(51)
	Deal-related amortization	(32)	(33)		(97)	(99)
	Adjusted expenses	$272	$247	10%	$839	$773	9%

Mobility	Expenses	$315	$299	5%	$951	$894	6%
	Non-GAAP adjustments (d)	(1)	(4)		(10)	(10)
	Deal-related amortization	(76)	(76)		(227)	(226)
	Adjusted expenses	$238	$219	9%	$714	$658	8%

Indices	Expenses	$134	$119	13%	$377	$343	10%
	Non-GAAP adjustments (e)	(1)	(2)		(6)	(3)
	Deal-related amortization	(9)	(9)		(27)	(27)
	Adjusted expenses	$124	$108	15%	$343	$313	9%

Engineering Solutions	Expenses	$—	$—	N/M	$—	$114	N/M
	Deal-related amortization	—	—		—	(1)
	Adjusted expenses	$—	$—	N/M	$—	$113	N/M

Corporate Unallocated Expense	Corporate Unallocated expense	$73	$87	(16)%	$195	$382	(49)%
	Non-GAAP adjustments (f)	(20)	(47)		(66)	(280)
	Deal-related amortization	(1)	—		(2)	(2)
	Adjusted Corporate Unallocated expenses	$53	$39	34%	$127	$100	27%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$(11)	$(8)	(47)%	$(31)	$(33)	7%
	Deal-related amortization	(14)	(14)		(42)	(42)
	Adjusted equity in income on unconsolidated subsidiaries	$(25)	$(22)	(16)%	$(73)	$(75)	3%

Total SPGI	Expenses	$2,141	$2,010	7%	$6,345	$6,215	2%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)	(25)	(102)		(166)	(388)
	Deal-related amortization	(285)	(274)		(845)	(824)
	Adjusted expenses	$1,831	$1,634	12%	$5,335	$5,003	7%

Exhibit 5

Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2024	2023	% Change	2024	2023	% Change

Market Intelligence	Operating profit	$230	$195	18%	$649	$599	8%
	Non-GAAP adjustments (a)	(10)	31		37	37
	Deal-related amortization	151	140		439	421
	Adjusted operating profit	$371	$366	2%	$1,125	$1,058	6%

Ratings	Operating profit	$676	$459	47%	$2,080	$1,422	46%
	Non-GAAP adjustments (b)	6	3		28	8
	Deal-related amortization	2	2		11	6
	Adjusted operating profit	$684	$464	48%	$2,119	$1,435	48%

Commodity Insights	Operating profit	$211	$184	14%	$643	$527	22%
	Non-GAAP adjustments (c)	7	15		18	51
	Deal-related amortization	32	33		97	99
	Adjusted operating profit	$250	$232	8%	$758	$677	12%

Mobility	Operating profit	$97	$80	20%	$247	$213	16%
	Non-GAAP adjustments (d)	1	4		10	10
	Deal-related amortization	76	76		227	226
	Adjusted operating profit	$174	$160	8%	$484	$449	8%

Indices	Operating profit	$282	$235	20%	$816	$699	17%
	Non-GAAP adjustments (e)	1	2		6	3
	Deal-related amortization	9	9		27	27
	Adjusted operating profit	$292	$246	19%	$850	$729	17%

Engineering Solutions	Operating profit	$—	$—	N/M	$—	$19	N/M
	Deal-related amortization	—	—		—	1
	Adjusted operating profit	$—	$—	N/M	$—	$20	N/M

Total Segments	Operating profit	$1,496	$1,153	30%	$4,435	$3,479	28%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	5	54		99	109
	Deal-related amortization	270	260		801	780
	Adjusted operating profit	$1,771	$1,467	21%	$5,336	$4,367	22%

Corporate Unallocated Expense	Corporate unallocated expense	$(73)	$(87)	16%	$(195)	$(382)	49%
	Non-GAAP adjustments (f)	20	47		66	280
	Deal-related amortization	1	—		2	2
	Adjusted corporate unallocated expense	$(53)	$(39)	(34)%	$(127)	$(100)	(27)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$11	$8	47%	$31	$33	(7)%
	Deal-related amortization	14	14		42	42
	Adjusted equity in income on unconsolidated subsidiaries	$25	$22	16%	$73	$75	(3)%

Total SPGI	Operating profit	$1,434	$1,074	33%	$4,271	$3,130	36%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f)	25	102		166	388
	Deal-related amortization	285	274		845	824
	Adjusted operating profit	$1,744	$1,450	20%	$5,281	$4,342	22%

Exhibit 5
Adjusted Interest Expense, Net

(unaudited)	Three Months			Nine Months
	2024	2023	% Change	2024	2023	% Change

Interest expense, net	$72	$84	(14)%	$227	$258	(12)%
Non-GAAP adjustments (g)	6	7		20	20
Adjusted interest expense, net	$78	$91	(14)%	$247	$278	(11)%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2024	2023	% Change	2024	2023	% Change

Provision for income taxes	$313	$181	73%	$854	$628	36%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h)	(6)	23		22	10
Deal-related amortization	70	66		206	198
Adjusted provision for income taxes	$376	$270	39%	$1,082	$836	29%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Nine Months
	2024	2023	% Change	2024	2023		% Change

Adjusted operating profit	$1,744	$1,450	20%	$5,281	$4,342		22%
Other loss (income), net	2	(5)		(10)	(5)
Adjusted interest expense, net	78	91		247	278
Adjusted income before taxes on income	$1,663	$1,364	22%	$5,045	$4,069		24%
Adjusted provision for income taxes	$376	$270		$1,082	$836
Adjusted effective tax rate [1]	22.6%	19.8%		21.4%	20.6%	`

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended September 30, 2024 and 2023 was 23.0% and 20.1%, respectively. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the nine months ended September 30, 2024 and 2023 was 21.8% and 20.9%, respectively.

Exhibit 5
Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2024		2023		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported	$971	$3.11	$742	$2.33	31%	33%
Non-GAAP adjustments	25	0.08	71	0.22
Deal-related amortization	215	0.69	208	0.65
Adjusted	$1,210	$3.89	$1,022	$3.21	18%	21%

	Nine Months
Reported	$2,972	$9.50	$2,047	$6.40	45%	48%
Non-GAAP adjustments	124	0.40	358	1.12
Deal-related amortization	639	2.04	626	1.96
Adjusted	$3,735	$11.94	$3,031	$9.47	23%	26%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 32%, 62%, 48%, 42% and 70%, respectively, for the three months ended September 30, 2024. Adjusted operating profit margin for the Company was 49% for the three months ended September 30, 2024. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 33%, 64%, 47%, 40%, and 71%, respectively, for the nine months ended September 30, 2024. Adjusted operating profit margin for the Company was 50% for the nine months ended September 30, 2024. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and nine months ended September 30, 2024 include a gain on disposition of $21 million ($12 million after-tax) and IHS Markit merger costs of $10 million ($8 million after-tax) and $30 million ($22 million after-tax), respectively. The nine months ended September 30, 2024 include employee severance charges of $35 million ($26 million after-tax) and a net acquisition-related benefit of $8 million ($8 million after-tax). The three and nine months ended September 30, 2023 include employee severance charges of $19 million ($14 million after-tax) and $41 million ($31 million after-tax), respectively, IHS Markit merger costs of $11 million ($8 million after-tax) and $36 million ($27 million after-tax), respectively, and an asset write-off of $1 million (less than $1 million after-tax). The nine months ended September 30, 2023 include a gain on disposition of $46 million ($34 million after-tax) and an asset impairment of $5 million ($4 million after-tax).
(b)    The three and nine months ended September 30, 2024 include a statutorily required bonus accrual adjustment of $6 million ($5 million after-tax). The nine months ended September 30, 2024 include legal costs of $20 million ($20 million after-tax) and employee severance charges of $2 million ($1 million after-tax). The three and nine months ended September 30, 2023 include employee severance charges of $2 million ($2 million after-tax) and $8 million ($6 million after-tax), respectively.
(c)    The three and nine months ended September 30, 2024 include employee severance charges of $4 million ($3 million after-tax) and IHS Markit merger costs of $2 million ($2 million after-tax) and $12 million ($9 million after-tax), respectively. The nine months ended September 30, 2024 include an asset write-off of $1 million ($1 million after-tax) and disposition-related costs of $1 million (less than $1 million after-tax). The three and nine months ended September 30, 2023 include IHS Markit merger costs of $8 million ($6 million after-tax) and $28 million ($21 million after-tax), respectively, and employee severance charges of $7 million ($6 million after-tax) and $23 million ($17 million after-tax), respectively.
(d)    The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively. The nine months ended September 30, 2024 include employee severance charges of $7 million ($5 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). The three and nine months ended September 30, 2023 include employee severance charges of $3 million ($2 million after-tax) and $6 million ($5 million after-tax), respectively, IHS Markit merger costs of $1 million (less than $1 million after-tax) and $2 million ($1 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively.
(e)    The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively. The nine months ended September 30, 2024 include a loss on disposition of $1 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax). The three and nine months ended September 30, 2023 include employee severance charges of $1 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively, and IHS Markit merger costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2023 include a gain on disposition of $4 million ($3 million after-tax).

Exhibit 5
(f)    The three and nine months ended September 30, 2024 include IHS Markit merger costs of $16 million ($12 million after-tax) and $54 million ($41 million after-tax), respectively, acquisition-related costs of $2 million ($3 million after-tax) and $10 million ($9 million after-tax), respectively, and an asset write-off of $1 million ($1 million after-tax). The nine months ended September 30, 2024 include disposition-related costs of $3 million ($2 million after-tax), employee severance charges of $2 million ($2 million after-tax), a gain on disposition of $2 million ($1 million after-tax) and recovery of lease-related costs of $1 million ($1 million after-tax). The three and nine months ended September 30, 2023 include IHS Markit merger costs of $37 million ($28 million after-tax) and $104 million ($78 million after-tax), respectively, employee severance charges of $6 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively, disposition-related costs of $3 million ($2 million after-tax) and $19 million ($14 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2023 include a loss on disposition of $120 million ($186 million after-tax) and lease impairments of $15 million ($11 million after-tax).
(g) The three and nine months ended September 30, 2024 include a premium amortization benefit of $6 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively. The three and nine months ended September 30, 2023 include a premium amortization benefit of $7 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively.
(h)    The three months ended September 30, 2024 include a tax reclass of $3 million associated with a disposition and a tax expense of $1 million due to annualized effective tax rate differences for GAAP. The nine months ended September 30, 2024 include a tax expense of $5 million associated with IHS Markit prior to acquisition. The nine months ended September 30, 2023 include a tax benefit of $16 million associated with a disposition.

Exhibit 6
S&P Global
Revenue Information
Three and nine months ended September 30, 2024 and 2023
(dollars in millions)
Revenue by Type

(unaudited)	Three Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$981	$932	5%	$39	$42	(9)%	$—	$—	N/M
Ratings	—	—	N/M	597	326	83%	513	493	4%
Commodity Insights	478	432	11%	18	26	(31)%	—	—	N/M
Mobility	331	296	12%	81	83	(2)%	—	—	N/M
Indices	74	70	5%	—	—	N/M	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(47)	(46)	(2)%
Total revenue	$1,864	$1,730	8%	$735	$477	54%	$466	$447	4%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$142	$125	14%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	26	21	20%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	266	218	22%	76	66	16%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$266	$218	22%	$102	$87	17%	$142	$125	14%

	Nine Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$2,893	$2,732	6%	$136	$137	(1)%	$—	$—	N/M
Ratings	—	—	N/M	1,804	1,088	66%	1,503	1,406	7%
Commodity Insights	1,387	1,261	10%	133	130	2%	—	—	N/M
Mobility	966	870	11%	232	237	(2)%	—	—	N/M
Indices	218	206	6%	—	—	N/M	—	—	N/M
Engineering Solutions	—	125	N/M	—	8	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(138)	(130)	(7)%
Total revenue	$5,464	$5,194	5%	$2,305	$1,600	44%	$1,365	$1,276	7%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$430	$380	13%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	77	59	31%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	756	638	18%	219	198	11%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$756	$638	18%	$296	$257	15%	$430	$380	13%

N/M - Represents a change equal to or in excess of 100% or not meaningful

Exhibit 6
(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2024 and 2023
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	Three Months		Nine Months
	2024	2023	2024	2023
Cash provided by operating activities	$1,445	$1,013	$3,949	$2,376
Capital expenditures	(35)	(36)	(91)	(95)
Distributions to noncontrolling interest holders, net	(80)	(71)	(213)	(211)
Free cash flow	$1,330	$906	$3,645	$2,070
IHS Markit merger costs	69	146	311	403
Payment of legal settlements	20	—	20	—
Tax on gain from divestitures	3	60	3	169
Disposition-related costs	—	—	—	40
Adjusted free cash flow excluding certain items	$1,422	$1,112	$3,979	$2,682

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2024 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$11.95	$12.15
Deal-related amortization	2.85	2.85
IHS Markit merger costs	0.25	0.25
Premium amortization benefit	(0.10)	(0.10)
Restructuring	0.13	0.13
Tax rate and other	0.02	0.02
Non-GAAP adjusted diluted EPS	$15.10	$15.30